Exhibit 99.1

Thursday, November 8, 2012

Advant-e Corporation Announces Third Quarter 2012 Results

Quarterly Revenue Increased by 5% and Net Income Increased by 22%Compared to the Third Quarter of 2011

DAYTON, Ohio, November 8, 2012 — Advant-e Corporation (OTCQB: ADVC) today announced financial and operating results for the third quarter of 2012. The Company provides Internet-based Electronic Data Interchange services through Edict Systems and sells electronic document management software and services through Merkur Group.

Revenue in the third quarter of 2012 of $2,576,729 increased by 5% over revenue of $2,447,674 in the third quarter of 2011. Revenue from Edict Systems increased by 7% and revenue from Merkur Group decreased by 3% compared to the third quarter in 2011.

Net income in the third quarter of 2012 increased by 22% and was $556,737, or $.008 per share, compared to net income of $455,542, or $.007 per share, in the same period in 2011.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$2,576,729	2,447,674	7,588,418	7,107,718
Cost of revenue	999,386	955,698	3,006,506	2,850,509

Gross margin	1,577,343	1,491,976	4,581,912	4,257,209
Marketing, general and administrative expenses	733,810	802,075	2,387,145	2,389,125

Operating income	843,533	689,901	2,194,767	1,868,084
Other income, net	264	892	1,704	2,933

Income before income taxes	843,797	690,793	2,196,471	1,871,017
Income tax expense	287,060	235,251	748,022	637,928

Net income	$556,737	455,542	1,448,449	1,233,089

Earnings per share – basic and diluted	$.008	.007	.022	.018

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$5,113,837	3,459,402
Accounts receivable, net	926,791	784,239
Prepaid software maintenance costs	222,362	190,429
Prepaid expenses and deposits	85,369	107,871
Prepaid income taxes	—	1,910
Deferred income taxes	231,887	207,336

Total current assets	6,580,246	4,751,187
Software development costs, net	174,734	262,102
Property and equipment, net	191,657	171,199
Goodwill	1,474,615	1,474,615
Other intangible assets, net	102,761	159,796

Total assets	$8,524,013	6,818,899

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$183,157	112,402
Income taxes payable	27,934	—
Accrued salaries and other expenses	286,027	205,334
Deferred revenue	868,382	748,828

Total current liabilities	1,365,500	1,066,564
Deferred income taxes	156,185	198,456

Total liabilities	1,521,685	1,265,020

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	4,999,348	3,550,899

Total shareholders’ equity	7,002,328	5,553,879

Total liabilities and shareholders’ equity	$8,524,013	6,818,899

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$1,448,449	1,233,089
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	85,998	114,861
Amortization of software development costs	87,368	58,244
Amortization of other intangible assets	57,035	63,534
Loss on disposal of assets	195	—
Deferred income taxes	(66,822)	(96,849)
Increase (decrease) in cash and cash equivalents arising from changes in assets and liabilities:
Accounts receivable	(142,552)	(9,384)
Prepaid software maintenance costs	(31,933)	(34,541)
Prepaid expenses and deposits	22,502	29,967
Prepaid income taxes	1,910	—
Accounts payable	70,755	77,195
Income taxes payable	27,934	(223)
Accrued salaries and other expenses	80,693	160,395
Deferred revenue	119,554	136,520

Net cash flows from operating activities	1,761,086	1,732,808

Cash flows from investing activities:
Purchases of property and equipment	(106,651)	(34,691)
Software development costs	—	(40,636)

Net cash flows from investing activities	(106,651)	(75,327)

Cash flows from financing activities:
Dividends paid	—	(667,226)

Net increase in cash and cash equivalents	1,654,435	990,255
Cash and cash equivalents, beginning of period	3,459,402	2,963,172

Cash and cash equivalents, end of period	$5,113,837	3,953,427

Supplemental disclosures of cash flow items:
Income taxes paid	$785,000	735,000
Non-cash transactions:
Declared dividends payable no later than December 31, 2011	—	667,226

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.